Exhibit 10.20

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of July 21, 2005 (the “Effective Date”), by and among Toys “R” Us Holdings, Inc., a Delaware corporation (“Holdings”), Toys “R” Us, Inc., a Delaware corporation (the “Company”), Bain Capital Partners, LLC, a Delaware limited liability company (“BCP”), Bain Capital, Ltd., a company organized under the laws of England and Wales (“BCL” and, together with BCP, “Bain”), Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership (“KKR”), and Vornado Truck LLC, a Delaware limited liability company (“Vornado” and together with Bain and KKR, the “Advisors”). Certain defined terms are defined in Section 21.

WHEREAS, the Company desires to retain the Advisors with respect to the services described herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth anniversary of the Effective Date (the “Term”), which Term shall automatically be extended thereafter on a year to year basis unless the Company or the Advisor Majority provides written notice of its desire to terminate this Agreement to each of the Advisors and the Company at least 90 days prior to the expiration of the Term or any extension thereof. In addition, in connection with the consummation of a Change in Control or the Initial Public Offering, the Advisor Majority may terminate this Agreement by delivery of written notice of termination to the Company. In the event of a termination of this Agreement, the Company shall pay in cash to each of the Advisors (a) all unpaid Advisory Fees (as defined in Section 3 (a)), all unpaid Subsequent Transaction Fees (as defined in Section 4(b)) and expenses due under this Agreement with respect to periods prior to the termination date, plus (b) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the tenth anniversary of the Effective Date or, in the case of any extension thereof, through the end of such extension period (assuming, for purposes of such calculation, that each Advisor will be deemed to hold throughout such period the same percentage of its Initial Shares as it holds at the termination date). The provisions of Sections 1, 4(b), 6, 7, 9, and 17 through 21 shall survive any termination of this Agreement.

2. Services. The Advisors shall perform or cause to be performed such services for the Company and/or its subsidiaries as mutually agreed by the Advisors and the Company, which services may include, without limitation, the following:

(a) general executive and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company and/or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(f) marketing functions, including monitoring of marketing plans and strategies;

(g) human resources functions, including searching and hiring of executives; and

(h) other services for the Company and its subsidiaries upon which the Company and the Advisors agree.

3. Advisory Fees and Expenses.

(a) During the Term of this Agreement, the Company will pay each Advisor an advisory fee (such Advisor’s “Advisory Fee”) for each fiscal quarter of the Company equal to the product of (x) one-third of the Quarterly Fee Amount for such fiscal quarter times (y) such Advisor’s Fee Allocation Percentage. Each Advisor’s Advisory Fee will be payable in advance to such Advisor or its designee by wire transfer of immediately available funds on the first business day of the first month of each fiscal quarter, except that no payment shall be due and owing in respect of the final fiscal quarter in 2005 as a result of the payment made on the Effective Date. The pro-rated amount of each Advisor’s Advisory Fee for the period commencing on the Effective Date and ending on the last day of the Company’s fiscal quarter ending on or about October 31, 2005 will be payable by wire transfer of immediately available funds on the Effective Date and shall be paid in respect of services for the remainder of the 2005 fiscal year.

(b) The Company will reimburse each Advisor for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of attorneys and, to the extent approved in advance by the Company, accountants or other advisors retained by such Advisor) as may be incurred by such Advisor and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of such Advisor (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to such Advisor pursuant to this Agreement. Unless requested by the Company, in no event shall any Advisor submit its expenses to the Company more often than monthly.

4. Transaction Fees and Expenses.

(a) The Company will pay the Advisors or their respective designees a fee in the aggregate amount of $75,000,000 for services rendered in connection with debt financing of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of March 17, 2005, among the Company, Global Toys Acquisition, LLC, a Delaware limited liability company, and Global Toys Acquisition Merger Sub, Inc., a Delaware corporation. Such fee shall be allocated among the Advisors as follows: one-third to Bain; one-third to KKR; and

one-third to Vornado. Each Advisor’s allocated portion of such fee will be payable to such Advisor or its designee by wire transfer of immediately available funds on the Effective Date. In addition, the Company will reimburse each Advisor or its designee, by wire transfer of immediately available funds on the Effective Date, for its reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by such Advisor) incurred in connection with the foregoing and the investigation, negotiation, and consummation of the Merger.

(b) The Company will pay the Advisors or their designees a transaction fee (each, a “Subsequent Transaction Fee”) in connection with the consummation of each transaction that is completed during the Term (or completed after any termination of this Agreement, if such transaction was contemplated at the time of termination of the Agreement) resulting in a Change in Control, acquisition, disposition or divestiture, spin-off, split-off, or financing (whether debt or equity financing) by or involving Holdings, the Company or their respective subsidiaries in an amount equal to 1% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by Holdings, the Company or their respective subsidiaries or, in the case of a Change in Control, indirectly by their respective stockholders, and determining the value of debt financing without regard to whether such debt financing is actually drawn upon). Each Advisor shall be entitled to a portion of such Subsequent Transaction Fee equal to the product of (x) the amount of such Subsequent Transaction Fee, times (y) a fraction, the numerator of which is the Fee Allocation Percentage of such Advisor, and the denominator of which is the aggregate Fee Allocation Percentages of all Advisors. Each Advisor’s allocated portion of a Subsequent Transaction Fee will be payable to such Advisor or its designee by wire transfer of immediately available funds on the date on which such transaction resulting in a Subsequent Transaction Fee is consummated.

5. Personnel. Each Advisor will provide and devote to the performance of this Agreement such partners, employees and agents of such Advisor as it shall deem appropriate to the furnishing of the services mutually agreed upon by the Company and the Advisors; it being understood that no minimum number of hours is required to be devoted by any or all of the Advisors on a weekly, monthly, annual, or other basis. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests an Advisor to provide any such services. The Company acknowledges that the services of each of the Advisors are not exclusive, and that each of the Advisors will render similar services to other Persons (including with the same partners, employees, and agents thereof as may render services to the Company).

6. Liability. None of the Advisors nor any of their respective Affiliates, nor any of their respective partners, shareholders, directors, officers, members, employees or agents (collectively, the “Advisor Group”) shall be liable to Holdings, its subsidiaries or any of their Affiliates or stockholders for any loss, liability, damage or expense (including attorneys’ fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any of the Advisors to, or otherwise in connection with the operations of, Holdings or any of its subsidiaries or Affiliates, other than as a result of the willful misconduct or gross negligence of such Advisor or any member of its Advisor Group. No Advisor makes any representations or warranties, express or implied, in respect of the services provided by any member of the Advisor Group. Except as an Advisor may otherwise agree in writing after the date hereof with respect to itself or its Affiliates: (i) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Holdings, its subsidiaries or any of their Affiliates and (B) do business with any client or customer of Holdings, its subsidiaries or any of their Affiliates; (ii) no member of the Advisor Group shall be liable to Holdings, its subsidiaries or any of their Affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Holdings, its subsidiaries or any of their Affiliates or stockholders on the one hand, and any member of the Advisor Group, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to Holdings, its subsidiaries or any of their Affiliates or Stockholders and, notwithstanding any provision of this Agreement to the contrary, the Advisor Group shall not be liable to Holdings, its subsidiaries or any of their Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to Holdings, its subsidiaries or any of their Affiliates or Stockholders. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, arising out of this Agreement or the performance of services hereunder, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) arising out of this Agreement or the performance of services hereunder, except as set forth in Section 7 below.

7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement (collectively, “Claims”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any member of the Advisor Group to, or otherwise in connection with the operation of, Holdings or any of its subsidiaries or Affiliates; provided that the foregoing indemnity shall not be available to any Advisor if such Advisor’s Loss is a result of the willful misconduct or gross negligence of such Advisor or any member of its Advisor Group. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Holdings, its subsidiaries or any of their Affiliates, or any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Advisor Group; provided that the Company and its subsidiaries shall not settle any such Claim without the consent of the Advisors party thereto. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying any member of the Advisor Group, shall contribute to the amount paid or payable by such member of the Advisor Group in such proportion as is appropriate to reflect the relative fault of Holdings, the Company and their subsidiaries, on the one hand, and such member, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

8. Independent Contractor. Each of the Advisors and the Company agree that each Advisor shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. No Advisor or any of its partners, members, employees or agents shall be considered employees or agents of Holdings, the Company or any of their subsidiaries as a result of this Agreement nor shall any of them have authority under this Agreement to contract in the name of or bind Holdings, the Company or any of their subsidiaries, except as expressly agreed to in writing by Holdings, the Company or any of their subsidiaries, respectively.

9. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9 prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (iii) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

To Holdings:

Toys “R” Us Holdings, Inc.

c/o Toys “R” Us, Inc.

One Geoffrey Way

Wayne, NJ 07470

Facsimile:     (973) 617-4004

Attention:      Chief Executive Officer

To the Company:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, NJ 07470

Facsimile:     (973) 617-4004

Attention:      Chief Executive Officer

To Bain:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile:     (617) 516-2010

Attention:      Matthew S. Levin

and

Bain Capital, Ltd.

Devonshire House 6th floor, Mayfair Place

London ENGLAND WlJ 8AJ

Facsimile:     +44 20 7514 5250

Attention:      Dwight Poler

To KKR:

Toybox Holdings LLC

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Facsimile:     (650) 233-6553

Attention:      Michael M. Calbert

To Vornado:

Vornado Truck LLC

888 Seventh Avenue

New York, NY 10019

Facsimile:     (212) 894-7996

Attention:      Alan J. Rice

10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

11. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties; provided that any Advisor may, without consent of the Company or the other Advisors, assign its rights and obligations under this Agreement to any of its Affiliates.

12. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

13. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

14. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by the Company and each of the Advisors as to which the Sponsor that is, or is an Affiliate of, such Advisor continues to own at least 30% of its Initial Shares.

Notwithstanding the foregoing, if any amendment, modification, extension, termination or waiver (each, an “Amendment”) would (i) adversely change the rights of a particular Advisor in a manner different than changes to the rights of the Advisors approving such Amendment or (ii) adversely impose any additional material obligation of a particular Advisor, then the consent of such particular Advisor shall also be required.

Each such Amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

15. Aggregation of Shares. For purposes of any determination under this Agreement concerning the number of shares of Holdings capital stock held by an Advisor, all shares of Holdings capital stock held by an Advisor and its Affiliates shall be aggregated together.

16. Allocation of Bain Fees. All fees payable to Bain hereunder shall be allocated between BCP and BCL as they shall direct the Company by joint notice.

17. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

18. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the state courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9 hereof is reasonably calculated to give actual notice.

19. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

20. Joint and Several Liability. Each obligation described herein of Holdings, the Company and/or its subsidiaries, as the case may be, shall be a joint and several obligation of Holdings and its subsidiaries. If requested by any of the Advisors, then Holdings shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability. Upon an underwritten registered public offering of capital stock of any subsidiary of Holdings, the Advisor Majority may cause such subsidiary (and its subsidiaries) to be released from joint and several liability for obligations hereunder arising after the closing of such offering, but this Agreement shall continue in full force and be binding on Holdings, the Company, and all of their other subsidiaries.

21. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Advisor Majority” shall mean (w) if each of the three (3) Sponsors who are, or are Affiliates of, the Advisors continues to own at least 30% of its Initial Shares, then at least two (2)

of such three (3) Sponsors; (x) if only two (2) of such Sponsors continue to own at least 30% of their Initial Shares, then both of such Sponsors; (y) if only one (1) such Sponsor continues to own at least 30% of its Initial Shares, then such Sponsor; and (z) otherwise, the holders of a majority of the shares of Company capital stock then held by all such Sponsors.

“Affiliate” shall mean, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither Holdings nor any of its controlled Affiliates shall be deemed an Affiliate of any of Holdings’ stockholders (and vice versa) and none of Holdings’ stockholders shall be deemed Affiliates of each other solely as a result of their relationship with respect to the Holdings, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof.

“Change in Control” shall have the meaning set forth in the Stockholders Agreement.

“Fee Allocation Percentage” shall mean, with respect to any Advisor at any time, a percentage equal to (i) if the Sponsor who is, or who is an Affiliate of, such Advisor continues to own at least 50% of its Initial Shares, then 100%, (ii) if the Sponsor who is, or who is an Affiliate of, such Advisor continues to own at least 30% (but less than 50%) of its Initial Shares, then 50%, (iii) if the Sponsor who is, or who is an Affiliate of, such Advisor continues to own at least 15% (but less than 30%) of its Initial Shares, then 25%, and (iv) if the Sponsor who is, or who is an Affiliate of, such Advisor owns less than 15% of its Initial Shares, then zero.

“Holdings” shall mean Toys “R” Us Holdings, Inc., a Delaware corporation.

“Independent Third Party” shall have the meaning set forth in the Stockholders Agreement.

“Initial Public Offering” shall have the meaning set forth in the Stockholders Agreement.

“Initial Shares” shall mean, with respect to any Sponsor, the number of shares of Holdings’ capital stock held by the Sponsor who is, or who is an Affiliate of, such Advisor as of the Effective Date, which number of shares shall be proportionally and equitably adjusted for any stock split, combinations, stock dividend or other recapitalization affecting such stock.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Quarterly Fee Amount” shall mean (a) $3,750,000 per fiscal quarter for the Company’s fiscal year 2005; and (b) for each fiscal year thereafter during the Term, an amount per fiscal quarter equal to 105% of the applicable Quarterly Fee Amount for the immediately preceding fiscal year; provided that, notwithstanding the foregoing, the Quarterly Fee Amount for the first fiscal quarter of 2006 (i.e., the quarter commencing on or about February 1, 2006) shall be $7,500,000.

“Sponsors” shall have the meaning set forth in the Stockholders Agreement.

“Stockholders Agreement” shall mean that certain stockholders agreement of even date herewith, by and among Vornado, Toybox Holdings LLC, certain funds managed by Bain and Holdings, as amended from time to time in accordance with its terms.

*   *   *   *   *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDINGS:

TOYS “R” US HOLDINGS, INC.

By:	/s/ Jordan Hitch
Name:	Jordan Hitch
Its:	Vice President

COMPANY:

TOYS “R” US, INC.

By:	/s/ Jordan Hitch
Name:	Jordan Hitch
Its:	Vice President

ADVISORS:

BAIN CAPITAL PARTNERS, LLC

By:	/s/ Matthew S. Levin
Name:	Matthew S. Levin
Its:	Managing Director

BAIN CAPITAL, LTD.

By:	/s/ Matthew S. Levin
Name:	Matthew S. Levin
Its:	Managing Director

Signature Page to Advisory Agreement

KOHLBERG KRAVIS ROBERTS & CO., L.P.
By:	KKR & Co. LLC

By:	/s/ Michael M. Calbert
Name:	Michael M. Calbert
Its:

VORNADO TRUCK LLC

By:	Vornado Realty L.P.
Its:	Sole Member

By:	Vornado Realty Trust
Its:	General Partner

By:	/s/ Wendy Silverstein
Name:	Wendy Silverstein
Its:	Executive Vice President–Capital Markets

Signature Page to Advisory Agreement